                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                    Under the Securities Exchange Act of 1934


                            MERCER INTERNATIONAL INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Shares, $1.00 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   5880561015
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

                           Greenlight Capital, L.L.C.
                        420 Lexington Avenue, Suite 1740
                            New York, New York 10170
                            Tel. No.: (212) 973-1900
                       Attention: Chief Operating Officer
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                               - with copies to -

                                Eliot D. Raffkind
                       Akin Gump Strauss Hauer & Feld LLP
                         1700 Pacific Avenue, Suite 4100
                            Dallas, Texas 75201-4618
                                 (214) 969-2800

                                  July 2, 2003
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g) check the following box [ ]

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act"), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

-------------------
CUSIP No. 640497103                 13D/A
-------------------


1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Greenlight Capital, L.L.C.
         13-3886851
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                            7     SOLE VOTING POWER

                                  1,286,700
     NUMBER OF             -----------------------------------------------------
      SHARES                8     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                     0
       EACH                -----------------------------------------------------
     REPORTING              9     SOLE DISPOSITIVE POWER
    PERSON WITH
                                  1,286,700
                           -----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,286,700
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                     [X]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         7.6%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------

    *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------
CUSIP No. 640497103                 13D/A
-------------------


1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         David Einhorn
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         USA
--------------------------------------------------------------------------------
                            7     SOLE VOTING POWER

                                  2,517,500
     NUMBER OF             -----------------------------------------------------
      SHARES                8     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                     0
       EACH                -----------------------------------------------------
     REPORTING              9     SOLE DISPOSITIVE POWER
    PERSON WITH
                                  2,517,500
                           -----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,517,500
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                     [X]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         14.9%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

    *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------
CUSIP No. 640497103                 13D/A
-------------------


1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Greenlight Capital, Inc.
         13-3871632
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                            7     SOLE VOTING POWER

                                  1,230,800
     NUMBER OF             -----------------------------------------------------
      SHARES                8     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                     0
       EACH                -----------------------------------------------------
     REPORTING              9     SOLE DISPOSITIVE POWER
    PERSON WITH
                                  1,230,800
                           -----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,230,800
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                     [X]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         7.3%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------

    *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------
CUSIP No. 640497103                 13D/A
-------------------


1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Saul E. Diamond
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                            7     SOLE VOTING POWER

                                  50,000
     NUMBER OF             -----------------------------------------------------
      SHARES                8     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                     0
       EACH                -----------------------------------------------------
     REPORTING              9     SOLE DISPOSITIVE POWER
    PERSON WITH
                                  50,000
                           -----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         50,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                     [X]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

    *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------
CUSIP No. 640497103                 13D/A
-------------------


1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Guy W. Adams
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                            7     SOLE VOTING POWER

                                  325,000
     NUMBER OF             -----------------------------------------------------
      SHARES                8     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                     0
       EACH                -----------------------------------------------------
     REPORTING              9     SOLE DISPOSITIVE POWER
    PERSON WITH
                                  325,000
                           -----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         325,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                     [X]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.9%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

    *SEE INSTRUCTIONS BEFORE FILLING OUT

                         AMENDMENT NO. 1 TO SCHEDULE 13D

                  This Amendment No. 1 to Schedule 13D (this "Amendment") is being filed on behalf of Greenlight Capital, L.L.C., a Delaware limited liability company ("Greenlight LLC"), Greenlight Capital, Inc., a Delaware corporation ("Greenlight Inc." and together with Greenlight LLC, "Greenlight"), and Mr. David Einhorn, the principal of each of Greenlight LLC and Greenlight Inc., relating to common shares of beneficial interest of Mercer International Inc., a Massachusetts trust organized under Washington law (the "Issuer"). Mr. Einhorn and Greenlight are collectively referred to herein as the "Greenlight Persons." This Amendment is also being filed by Mr. Saul E. Diamond and Mr. Guy
W. Adams. The Greenlight Persons, together with Messrs. Diamond and Adams, are collectively referred to herein as the "Reporting Persons." Because of activities that have been undertaken or may be undertaken by the Reporting Persons, the Reporting Persons may be deemed to constitute a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"). Notwithstanding the foregoing, the filing of this Amendment should not be deemed an admission that the Reporting Persons comprise a group within the meaning of Section 13(d)(3) of the Exchange Act. Information with respect to each person filing this statement is given solely by such person and no person has responsibility for the accuracy or completeness of the information supplied by another person. This Amendment modifies the original 13D filed by the Reporting Persons on June 23, 2003 (the "Original 13D")

                  This Amendment relates to common shares of beneficial interest of the Issuer, par value $1.00 per share ("Common Shares"), owned by (i) Greenlight Capital, L.P. ("Greenlight Fund") and (ii) Greenlight Capital Qualified, L.P. ("Greenlight Qualified"), of which Greenlight LLC is the general partner, and (iii) Greenlight Capital Offshore, Ltd. ("Greenlight Offshore", and together with Greenlight Fund and Greenlight Qualified, the "Greenlight Funds") for which Greenlight Inc. acts as the investment advisor. It also relates to Common Shares underlying certain options with respect to which Messrs. Diamond and Adams may be deemed beneficial owners.

ITEM 4.           PURPOSE OF THE TRANSACTION

Item 4 of the Original 13D is hereby amended by adding the following:

                  On July 2, 2003, Greenlight filed a definitive proxy statement on Schedule 14A (the "Definitive Proxy") with the Securities and Exchange Commission relating to its proxy solicitation.

ITEM 7.           MATERIAL TO BE FILED AS EXHIBITS

Exhibit 1 Joint Filing Agreement dated June 23, 2003, among Greenlight LLC, Greenlight Inc. and Messrs. Einhorn, Adams and Diamond.

SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:   July 7, 2003


                              Greenlight Capital, L.L.C.

                              By:      /S/ DAVID EINHORN
                                       ----------------------------------------
                                       David Einhorn, Senior Managing Member



                              GREENLIGHT CAPITAL, INC.

                              By:      /S/ DAVID EINHORN
                                       ----------------------------------------
                                       David Einhorn, President


                               /S/ DAVID EINHORN
                              -------------------------------------------------
                               David Einhorn


                               /S/ SAUL E. DIAMOND
                              -------------------------------------------------
                               Saul E. Diamond


                               /S/ GUY W. ADAMS
                              -------------------------------------------------
                               Guy W. Adams